QUIPP, INC. AND SUBSIDIARY
                                   EXHIBIT 11
                 SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


         Diluted                                                              1998             1997              1996
         -------------------------------------------------------------------------------------------------------------------

         Net Income (loss)                                                    $3,347,645        $3,081,304       $2,219,828

                                                                        ----------------------------------------------------

         Weighted average number of common
             shares outstanding during the year                                1,630,706         1,576,556        1,565,765

         Add-common equivalent shares (determined using the
             "treasury stock" method) representing shares
             issuable upon exercise of employee stock options                     76,660            53,657                0
                                                                        ----------------------------------------------------

         Weighted average number of shares used in calculation
             of net income per share                                           1,707,366         1,630,213        1,565,765
                                                                        ----------------------------------------------------

         Diluted income per common and common
             equivalent share                                                       1.96              1.89             1.42
         -------------------------------------------------------------------------------------------------------------------